As filed with the Securities and Exchange Commission on October 1, 2012

Registration No. 333-61064

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARIBA, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0439730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

910 Hermosa Court

Sunnyvale, California 94085

(Address of Principal Executive Offices, including zip code)

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN

ARIBA, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Robert M. Calderoni

Chief Executive Officer

Ariba, Inc.

910 Hermosa Court

Sunnyvale, California 94085

(Names and address of agent for service)

(650) 390-1000

(Telephone number, including area code, of agent for service)

Copy to:

Daniel R. Mitz, Esq.

Jonn R. Beeson, Esq.

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the following Registration Statement of Ariba, Inc., a Delaware Corporation (the “Company”) on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission:

•

Registration Statement No. 333-61064, registering 20,523,034 shares of Common Stock for issuance under the 1999 Equity Incentive Plan and 6,000,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan.

On October 1, 2012, pursuant to an Agreement and Plan of Merger, dated as of May 22, 2012, by and among SAP America, Inc. (“Parent”), Angel Expansion Corporation (“Merger Sub”), a wholly-owned subsidiary of Parent, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, including the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 1st day of October, 2012.

ARIBA, INC.

By:	/s/ David Middler
David Middler Secretary, Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.